UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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FirstEnergy Corp.
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(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock.)

76 South Main Street Akron, Ohio 44308

George M. Smart

Chairman of the Board

May 10, 2016

Dear FirstEnergy Shareholder:

In 2015, your company achieved solid financial and operational performance, while making significant progress toward its goal of achieving customer-focused growth in its regulated businesses and reducing expenses and risk. I appreciate your continued support of FirstEnergy, and as the chairman of your Board of Directors, I strive to represent your interests and enhance the value of your investment. With that objective in mind, I am providing this information about some of the important items shareholders will vote on at the 2016 FirstEnergy Corp. Annual Meeting of Shareholders, to be held on May 17, 2016. A full explanation of these items can be found in the proxy statement that is available on our website at www.firstenergycorp.com/financialreports.

Your Board of Directors unanimously recommends that you vote “FOR” Items 1 through 5:

•	Elect the 14 director nominees named in the proxy statement (Item 1)

•	Ratify the appointment of our independent registered public accounting firm for 2016 (Item 2)

•	Advisory vote to approve named executive officer compensation, also known as “Say-on-Pay” (Item 3)

•	Approve a management proposal to amend FirstEnergy Corp’s Amended Articles of Incorporation and Amended Code of Regulations to replace existing supermajority voting requirements with a majority voting power threshold under certain circumstances (Item 4)

•	Approve a management proposal to amend FirstEnergy Corp’s Amended Code of Regulations to implement proxy access (Item 5)

In addition, your Board recommends that you vote “AGAINST” the four shareholder proposals that appear on this year’s agenda (Items 6 through 9). A full explanation of our position on each of these items is available in our proxy statement.

Corporate Governance

Your Company is committed to good corporate governance, which we believe is important to the success of our business and in advancing shareholder interests. Highlights include:

•	The positions of Chairman and CEO are separated

•	All directors are independent, other than the CEO, and are elected annually

•	Board committees are comprised entirely of independent directors

•	Our Director Resignation Policy requires any director nominee in an uncontested director election who receives a majority withheld votes to tender his or her resignation

•	Diversity is reflected in our Board composition

•	The Corporate Governance Committee and Board engage in rigorous director succession planning

•	Mandatory retirement age of 72 for our directors per our Corporate Governance Policies

•	Active shareholder engagement and outreach

•	Robust stock ownership guidelines

•	Policy prohibiting short sales, hedging, margin accounts and pledging by our directors and executive officers

Additional information on our corporate governance practices can be found in our proxy statement in the “Proxy Summary-Corporate Governance Highlights” (Page 2) and “Corporate Governance and Board of Directors Information” (Page 14) sections.

Overview - Item 4 and Item 5

There are two management proposals that are on this year’s agenda:

•	Item 4 seeking approval to amend the Company’s Amended Articles of Incorporation and Amended Code of Regulations to replace existing supermajority voting requirements with a majority voting power threshold under certain circumstances; and

•	Item 5 seeking approval to amend the Company’s Amended Code of Regulations to implement proxy access.

At our 2013 annual meeting, 97 percent of our shareholders who voted (For/Against, or 73 percent of the voting power (outstanding)) supported our simple majority voting proposal that retained Board discretion to raise the voting requirements under certain circumstances. During our recent shareholder outreach and in response to the 2015 shareholder proposal that received approximately 69 percent (For/Against) shareholder support, we conducted outreach to a cross-section of shareholders owning approximately 56 percent of our outstanding shares. As part of this outreach, we discussed the possibility of amending our governing documents similar to that presented at our 2013 annual meeting and again received support for this approach. Your Board cannot unilaterally adopt simple majority voting because a shareholder vote of 80 percent of the voting power of the Company is necessary under our governing documents.

Additional information on Item 4 and Item 5 can be found in our proxy statement beginning on page 30 and 32, respectively. Your Board of Directors unanimously recommends that you vote “FOR” Items 4 and 5.

Named Executive Officer Compensation – Say-on-Pay – Item 3

After a significant engagement effort with our top shareholders beginning in 2013, we made substantial changes to our compensation plans and programs over the past three years, described more fully in our proxy statement beginning on page 55. We continue the engagement effort with our shareholders to, among other things, gain your insight and support on our compensation programs and practices.

As a result, we have seen significant improvements in the results to our advisory vote to approve Named Executive Officer compensation (later referred to as our Say-on-Pay Vote) in 2014 and 2015, including 85 percent support from our shareholders for our Say-on-Pay Vote at our annual meeting in 2015. During 2015, we continued to benchmark our plans and programs to support direct alignment between pay and performance, and your Company’s shareholders’ interests.

The most significant changes made to our executive compensation program during 2015 included:

•	Redesigned the Long-Term Incentive Program (later referred to as LTIP) so that an executive’s LTIP opportunity is comprised of 100% performance adjusted Restricted Stock Unit (later referred to as RSU) awards, with 2/3 payable in stock and 1/3 payable in cash, and

•	Extended the benefits provided under the FirstEnergy Corp. Change in Control Severance Plan, dated February 25, 2011, as amended, until December 31, 2016 (later referred to as Existing CIC Plan) and adopted the FirstEnergy Corp. 2017 Change in Control Severance Plan (later referred to as New CIC Plan) to align with leading market practices.

These changes are described more fully in our proxy statement in the table on pages 56-57.

Your Board strongly believes that these changes, in conjunction with continued shareholder outreach, are in the best interests of shareholders and I urge you to vote “FOR” our “Say-on-Pay” (Item 3).

Please vote today — your vote is important. Thank you for your ongoing support of FirstEnergy.

Sincerely,

IMPORTANT INFORMATION

FirstEnergy Corp. (FirstEnergy) filed a definitive proxy statement in connection with its 2016 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2016. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement, this letter and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/financialreports or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.